Filed Pursuant to Rule 424(b)(5)

Registration No. 333-232171

Prospectus Supplement

(To Prospectus Supplement Dated June 27, 2019

and Prospectus Dated June 18, 2019)

Enel Américas S.A.

Rights Offering for Shares of Common Stock
in the Form of American Depositary Shares or Shares

This prospectus supplement of Enel Américas S.A. (“Enel Américas”) amends and supplements the information in Enel Américas’ prospectus supplement dated June 27, 2019 (the “First Prospectus Supplement”) to the prospectus dated June 18, 2019 (the “Prospectus”) included in the Registration Statement on Form F-3 (Registration No. 333-232171), which have been previously filed with the U.S. Securities and Exchange Commission. This prospectus supplement should be read together with the First Prospectus Supplement and the Prospectus, and is qualified by reference to those documents, except to the extent that the information in this prospectus supplement amends or supersedes the information contained in the First Prospectus Supplement or the Prospectus.  This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the First Prospectus Supplement and the Prospectus, and any future amendments or supplements thereto.

We offered to our common stockholders transferable rights to subscribe for up to 18,729,788,686 new shares of common stock in Chile and outside Chile, including shares of common stock represented by American Depositary Shares, or ADSs. These new shares of common stock were offered by way of statutory preemptive rights offerings (the “statutory preemptive rights offerings”), in which we distributed (i) to holders of our ADSs, transferable rights to subscribe for new ADSs at the ADS subscription price of US$8.31 per new ADS (which includes certain fees and expenses) (“Preemptive ADS Rights”), and (ii) to holders of our common stock, transferable rights to subscribe for new shares of our common stock at the share subscription price of US$0.162108214203236 per new share (“Preemptive Share Rights”). The Preemptive ADS Rights and Preemptive Share Rights are referred to collectively as the “Preemptive Rights.”

An aggregate of 18,224,843,129 new shares of common stock (including 1,258,213,800 new shares in the form of 25,164,276 new ADSs), representing approximately 97.3% of the 18,729,788,686 new shares of common stock offered for subscription in the statutory preemptive rights offerings, were subscribed in the statutory preemptive rights offerings and 504,945,557 new shares of common stock remained unsubscribed following the statutory preemptive rights offerings (the “Unsubscribed Shares”). If all of the Unsubscribed Shares were purchased in the subsequent rights offerings, the total gross proceed from the issuances of new shares and ADSs in the statutory preemptive rights offerings and the subsequent rights offerings would be approximately US$3,036 million, which is considered to be within the amount of the capital increase authorized by Enel Américas shareholders.

The new shares of common stock subscribed for in the statutory preemptive rights offerings were issued and delivered upon subscription and payment during the statutory preemptive rights offerings relating to the shares, which expired on July 26, 2019. The new ADSs subscribed for in the statutory preemptive rights offerings were issued and delivered on August 1, 2019.

In connection with the capital increase described in the First Prospectus Supplement, we expect to offer the remaining 504,945,557 Unsubscribed Shares in a subsequent rights offering only to those holders of Preemptive Share Rights who exercised their Preemptive Share Rights and subscribed for new shares of our common stock in the statutory preemptive rights offerings and who continue to be a holder of record of our common stock as of 11:59 p.m. (Santiago, Chile time) on July 31, 2019, the fifth Chilean business day immediately preceding the commencement of the subsequent share rights offering with respect to shares in Chile (“Subscribing Holders”). Subscribing Holders will be entitled to receive 0.0277064418840738 new transferrable share rights (“Additional Share Rights”) to purchase the Unsubscribed Shares for each new share of our common stock subscribed in the statutory preemptive rights offerings, at the same subscription price of US$0.162108214203236 per new share as in the statutory preemptive rights offerings. One full Additional Share Right is required to subscribe for one new share of our common stock at the share subscription price. We will only accept subscriptions for whole shares of our common stock and will truncate any subscription submitted with respect to fractional rights to the nearest whole number of Additional Share Rights that may be exercised.

Citibank, N.A., as our ADS depositary, will make available to holders of Preemptive ADS Rights who exercised their Preemptive ADS Rights and subscribed for new ADSs in the statutory preemptive rights offerings (“Subscribing ADS Holders”) new transferable ADS rights (“Additional ADS Rights”) to purchase new ADSs. Subscribing ADS Holders will be entitled to receive approximately 0.027706 Additional ADS Rights for each new ADS subscribed in statutory preemptive rights offerings, at the same subscription price of US$8.31 per ADS, which includes certain fees as described in this prospectus supplement, as in the statutory preemptive rights offerings. One full Additional ADS Right is required to subscribe for one new ADS at the ADS subscription price. We will only accept subscriptions for whole numbers of new ADSs.

The subsequent rights offering of new shares by means of Additional Share Rights is expected to commence on August 6, 2019 and is expected to expire at 11:59 p.m. (Santiago, Chile time) on August 29, 2019. The offering of new ADSs by means of Additional ADS Rights is expected to commence on August 7, 2019 and is expected to expire at 2:15 p.m. (New York City time) on August 23, 2019.

The Additional Share Rights will be transferable and are expected to be listed and trade on the Santiago Stock Exchange and the Chilean Electronic Stock Exchange commencing on August 6, 2019 and ending after the close of trading on August 29, 2019. The Additional ADS Rights will be transferable and are expected to be admitted for trading on the NYSE, subject to the Additional ADS Rights being “in-the-money” at the commencement of trading, commencing on August 7, 2019 and ending after the close of trading on August 20, 2019.

This prospectus supplement also updates: (i) the timetables for the subsequent rights offerings with respect to the Additional Share Rights and Additional ADS Rights (the “subsequent rights offerings”) set forth in the First Prospectus Supplement to reflect that the offerings of shares of our common stock in Chile and of our ADSs outside of Chile will begin approximately six calendar days earlier than originally contemplated in the First Prospectus Supplement, although the duration and relative time periods of the subsequent share rights offering and the subsequent ADS rights offering will remain the same and (ii) the capitalization table to reflect the additional cash proceeds in excess of US$3.0 billion from the rights offerings if all Additional Share Rights and Additional ADS Rights are exercised in full.

In order to be eligible to receive Additional Share Rights pursuant to the subsequent rights offerings, YOU MUST HAVE EXERCISED PREEMPTIVE SHARE RIGHTS AND SUBSCRIBED FOR NEW SHARES DURING THE STATUTORY PREEMPTIVE RIGHTS OFFERINGS AND BE A HOLDER OF RECORD OF OUR COMMON STOCK AS OF 11:59 P.M. (SANTIAGO, CHILE TIME) ON JULY 31, 2019.  You should check your account to confirm that you were allocated Additional Share Rights for the subsequent rights offerings if you are eligible.

In order to be eligible to receive Additional ADS Rights pursuant to the subsequent rights offerings, YOU MUST HAVE EXERCISED PREEMPTIVE ADS RIGHTS AND SUBSCRIBED FOR NEW ADSs DURING THE STATUTORY PREEMPTIVE RIGHTS OFFERINGS.  You should check your account to confirm that you were allocated Additional ADS Rights for the subsequent rights offerings if you are eligible.

Investing in our common stock and ADSs involves certain risks. See “Risk Factors” beginning on page S-9 of the First Prospectus Supplement and the risk factors contained in the documents incorporated by reference in the First Prospectus Supplement and the Prospectus.  You should carefully consider the risk factors described in the First Prospectus Supplement, the Prospectus and the documents incorporated by reference in the First Prospectus Supplement and the Prospectus before you decide to purchase our common stock or ADSs.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement, the First Prospectus Supplement or the Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We and our common stock have been registered with the Comisión para el Mercado Financiero (the Chilean Financial Market Commission, or the “CMF”). The CMF has not approved or disapproved of these securities or determined if this prospectus supplement, the First Prospectus Supplement or the Prospectus or the Spanish language prospectus used in Chile is truthful or complete.

For information regarding the offers, contact Georgeson LLC, the Information Agent, at 1-800-261-1047 (U.S. and Canada toll free) or +1-781-575-2137 (International collect).

The date of this prospectus supplement is August 5, 2019

SUMMARY OF THE SUBSEQUENT RIGHTS OFFERINGS

This summary highlights certain information contained elsewhere in this prospectus supplement or the related Prospectus and First Prospectus Supplement. This summary does not contain all of the information that you should consider before deciding to purchase our securities. Capitalized terms used in this prospectus supplement and not defined herein will have the meanings set forth in the First Prospectus Supplement. We urge you to read this prospectus supplement and the related Prospectus and First Prospectus Supplement carefully.

Subsequent Rights Offerings

Subsequent ADS Rights Offering

Subsequent ADS Rights Offering

Each ADS holder or transferee of Preemptive ADS Rights who subscribed for ADSs in the Preemptive ADS Rights Offering will be entitled to receive approximately 0.027706 Additional ADS Rights to purchase new ADSs for each new ADS subscribed in the Preemptive ADS Rights Offering. The Additional ADS Rights entitle eligible holders to purchase a proportionate share of the 504,945,557 Unsubscribed Shares (in the form of ADSs), based on the number of new shares of our common stock underlying the new ADSs that the eligible holder subscribed and paid for in the statutory preemptive rights offerings relative to the total number of new shares subscribed and paid for in the statutory preemptive rights offerings (including shares underlying new ADSs subscribed and paid for in the statutory preemptive rights offerings).

The right to subscribe for new ADSs will be represented by transferable Additional ADS Rights. One full Additional ADS Right entitles its holder to subscribe for one new ADS at the subscription price of US$8.31 per new ADS subscribed, the same ADS subscription price as in the Preemptive ADS Rights Offering, which includes certain fees as described herein. We will accept subscriptions for whole numbers of new ADSs only.

We will not distribute any fractional Additional ADS Rights. Fractional entitlements to Additional ADS Rights will be aggregated and sold by Citibank, N.A., the depositary for our ADSs, or its nominee. Citibank, N.A. will collect the proceeds from all such sales together with the proceeds from all sales of Additional ADS Rights instructed through Citibank, N.A., as ADS rights agent, and will distribute the net sales proceeds (after deducting applicable fees of up to US$0.20 per whole Additional ADS Right sold and applicable taxes) pro rata to the relevant Additional ADS Right holders or holders entitled to such fractional Additional ADS Rights, as applicable, after the expiration of the Additional ADS Rights exercise period. Neither the Citibank, N.A. nor Enel Américas can guarantee the ability of Citibank, N.A. to effectuate such sales or the price at which any Additional ADS Rights will be sold, which will depend on the market price available at the time the Additional ADS Rights are sold. In addition, the net sales proceeds that a selling holder of Additional ADS Rights or holder entitled to such fractional Additional ADS Rights, as applicable, receives may be higher or lower than the net proceeds received from any sale of Additional Share Rights underlying unexercised Additional ADS Rights.

Our depositary, Citibank, N.A., will also act as the ADS rights agent. See “Subsequent Rights Offerings—Subsequent Rights Offering to Holders of ADSs—ADS Rights Agent” in this prospectus supplement.

Listing of Additional ADS Rights	The Additional ADS Rights are expected to be admitted for trading on the NYSE, subject to the Additional ADS Rights being “in-the-money” at the commencement of trading.

NYSE trading symbol of Additional ADS Rights	ENIA RT

CUSIP of Additional ADS Rights	29274F146

Transferability	Additional ADS Rights are transferable. Trading in the Additional ADS Rights on the NYSE is expected to commence on August 7, 2019 and end after the close of trading on August 20, 2019.

Additional ADS Rights exercise period

From August 7, 2019 through 2:15 p.m. (New York City time) on August 23, 2019, referred to as the Additional ADS Rights expiration date. You must deliver to the ADS rights agent a properly completed ADS Rights certificate and full payment of the ADS subscription price, in each case by 2:15 p.m. (New York City time) on August 23, 2019, or your Additional ADS Rights will lapse and you will not be able to exercise your rights to subscribe for new ADSs. Deposit in the mail will not constitute delivery to the ADS rights agent. The exercise of Additional ADS Rights is irrevocable and may not be canceled or modified.

If you hold your ADSs through a broker or custodian, you will receive your Additional ADS Rights through such broker or custodian, and to exercise such Additional ADS Rights, you will need to make arrangements with your broker or custodian.

ADS subscription price	US$8.31 per new ADS subscribed, which includes ADS rights agent fees of US$0.20 per new ADS subscribed, payable in U.S. dollars.

Unexercised Additional ADS Rights

Additional ADS Rights that are not exercised by 2:15 p.m. (New York City time) on August 23, 2019 will expire and have no further rights to purchase ADSs. To the extent that any Additional ADS Rights expire unexercised, the ADS Rights agent will attempt to sell the Additional Share Rights underlying the unexercised Additional ADS Rights on the Chilean Stock Exchanges and will, to the extent successful, convert the proceeds into U.S. dollars and distribute the net sales proceeds after deduction of applicable fees of up to US$0.20 per whole unexercised Additional ADS Right and applicable taxes, to the holders of the unexercised Additional ADS Rights on a pro rata basis. If the Additional Share Rights underlying such Additional ADS Rights cannot be sold, they will expire without value and the corresponding Additional ADS Rights will have no further value. Holders of ADSs who transfer or do not exercise their Additional ADS Rights will have their percentage ownership interest in us diluted.

Sale of Additional ADS Rights through the ADS rights agent

Holders of Additional ADS Rights in certificated form who wish to sell all or a portion of their Additional ADS Rights, as well as other holders of Additional ADS Rights who wish to sell all or a portion of their Additional ADS Rights through the ADS rights agent, must instruct the ADS rights agent to do so before 5:00 p.m. (New York City time) on August 16, 2019. Citibank, N.A. or its nominee will periodically aggregate and sell Additional ADS Rights delivered with instructions to sell. Citibank, N.A. will collect the proceeds from all such sales together with the proceeds from all sales of fractional entitlements to Additional ADS Rights and will distribute the net sales proceeds (after deducting applicable fees of up to US$0.20 per whole Additional ADS Right sold and applicable taxes) pro rata to the relevant Additional ADS Right holders or holders entitled to such fractional Additional ADS Rights, as applicable, after the expiration of the Additional ADS Rights exercise period. Neither Citibank, N.A. nor Enel Américas can guarantee the ability of Citibank, N.A. to effectuate such sales or the price at which any Additional ADS Rights will be sold, which will depend on the market price available at the time the Additional ADS Rights are sold. In addition, the net sales proceeds that a selling holder of Additional ADS Rights or holder entitled to such fractional Additional ADS Rights, as applicable, receives may be higher or lower than the net proceeds received from any sale of Additional Share Rights underlying unexercised Additional ADS Rights.

New ADSs	The new ADSs issued pursuant to the subsequent rights offering with respect to ADSs will represent shares that rank equally in all respects with the shares represented by existing ADSs.

Delivery of ADSs	New ADSs will be made available to subscribing holders as soon as practicable upon receipt by the ADS depositary (or its agents) of the new shares subscribed from us.

Exchange privileges	You may not exchange Additional ADS Rights for Additional Share Rights.

Listing of ADSs	The new ADSs will be listed for trading on the NYSE.

NYSE trading symbol of ADSs	ENIA

ADS rights agent/depositary	Citibank, N.A.

Timetable for the Subsequent ADS Rights Offering	Below is the anticipated timetable for the Subsequent ADS Rights Offering, including certain events that have occurred prior to the date of this prospectus supplement:

	Action	Estimated date

	Announcement to shareholders and ADS holders and Enel Américas notice to Citibank, N.A. of distribution ratios for Additional Share Rights and Additional ADS Rights	July 30, 2019

	Distribution by ADS depositary and DTC of Additional ADS Rights to holders of Preemptive ADS Rights who exercised Preemptive ADS Rights	On or about August 6, 2019

	Trading in Additional ADS Rights on the NYSE commences on a “regular way” basis	August 7, 2019

	Additional ADS Rights exercise commencement date	August 7, 2019

	Deadline for sales of Additional ADS Rights through ADS rights agent date — 5:00 p.m. (New York City time)	August 16, 2019

	Last day of trading in Additional ADS Rights on the NYSE	August 20, 2019

	Additional ADS Rights expiration date — 2:15 p.m. (New York City time)	August 23, 2019

	ADS rights agent delivers ADS subscription prices for new ADSs subscribed in Subsequent ADS Rights Offering	On or about August 26, 2019

	Final Additional Share Rights subscription settlement date in Chile	September 2, 2019

	Distribution by ADS depositary and DTC of new ADSs in settlement of Subsequent ADS Rights Offering	On or about September 5, 2019

Subsequent Share Rights Offering

Subsequent Share Rights Offering

A holder of our common stock or transferee who subscribed for shares of our common stock in the statutory preemptive rights offerings and who is a holder of record of our common stock as of 11:59 p.m. on the fifth Chilean business day immediately preceding the commencement of the subsequent rights offering with respect to shares in Chile will be entitled to receive 0.0277064418840738 transferable Additional Share Rights to purchase new shares of our common stock for each new share of common stock subscribed in the Preemptive Share Rights Offering. The Additional Share Rights entitle eligible holders to purchase a proportionate share of the 504,945,557 Unsubscribed Shares, based on the number of new shares of our common stock that the eligible holder subscribed and paid for in the statutory preemptive rights offerings relative to the total number of new shares subscribed and paid for in the statutory preemptive rights offerings (including shares underlying new ADSs subscribed and paid for in the statutory preemptive rights offerings). One full Additional Share Right is required to subscribe for one new share at the subscription price of US$0.162108214203236 per new share, the same subscription price as in the statutory preemptive rights offerings in cash in U.S. dollars, or at the option of the holder, the Chilean peso equivalent of the share subscription price (based on the dólar observado in effect on the subscription and payment date, as reported by the Central Bank of Chile).

We will accept subscriptions for whole shares only and will not issue fractional shares or cash in lieu of fractional shares. Accordingly, we will truncate any subscription submitted for fractional shares to the nearest whole number of shares and holders of Additional Share Rights will lose the value of any Additional Share Rights held by them in excess of the highest multiple of Additional Share Rights that will entitle them to whole new shares, unless they sell such fractional Additional Share Rights. Holders of Additional Share Rights must pay the share subscription price for the full amount of new shares for which they are subscribing at the date of execution of the share subscription agreement.

Subsequent Share Right Offering Record Date	July 31, 2019, the fifth Chilean business day immediately preceding the commencement of the subsequent rights offering with respect to shares in Chile.

Listing and Transferability

Any holder of Additional Share Rights may transfer such rights. Additional Share Rights are expected to be eligible to trade on the Chilean Stock Exchanges. Trading in Additional Share Rights on the Chilean Stock Exchanges is expected to commence on August 6, 2019 and end after the close of trading on August 29, 2019, but will not be eligible to trade on any securities exchange in the United States.

Exchange privileges	You may not exchange Additional Share Rights for Additional ADS Rights.

Additional Share Rights exercise period

From August 6, 2019 through 11:59 p.m. (Santiago, Chile time) on August 29, 2019, referred to as the Additional Share Rights expiration date. You must deliver to DCV Registros S.A. (“DCV Registros”) full payment of the share subscription price, an exercise notice and a signed share subscription agreement by 11:59 p.m. (Santiago, Chile time) on August 29, 2019, or your Additional Share Rights will lapse and you will have no further rights. Deposit in the mail will not constitute delivery to us. The exercise of Additional Share Rights is irrevocable and may not be cancelled or modified.

New Share subscription price

US$0.162108214203236 per new share. You must pay the share subscription price in U.S. dollars, or at your option, the Chilean peso equivalent of the share subscription price (based on the dólar observado in effect on the subscription and payment date, as reported by the Central Bank of Chile).

Registration of new shares

We will register new shares issued upon exercise of Additional Share Rights in our share register as soon as practicable after our receipt of payment with respect to such exercise. Certificates representing the new shares will be issued upon request.

Timetable for the of Subsequent Share Rights Offering	Below is the anticipated timetable for the Subsequent Share Rights Offering, including certain events that have occurred prior to the date of this prospectus supplement:

	Action	Estimated date

	Announcement to shareholders and ADS holders and Enel Américas notice to Citibank, N.A. of distribution ratios for Additional Share Rights and Additional ADS Rights	July 30, 2019

	Common stock record date (Subsequent Share Rights Offering) — 11:59 p.m. (Santiago, Chile time)	July 31, 2019

	Publication of notice and letter to shareholders in Chile of Subsequent Share Rights Offering	July 31, 2019

	Publication of notice to shareholders in Chile announcing the launch of Subsequent Share Rights Offering	August 6, 2019

	Commencement date of Subsequent Share Rights Offering	August 6, 2019

	Trading of Additional Share Rights on the Chilean Stock Exchanges commences	August 6, 2019

	Last day of trading of Additional Share Rights on the Chilean Stock Exchanges	August 29, 2019

	Additional Share Rights expiration date — 11:59 p.m. (Santiago, Chile time)	August 29, 2019

	Final Additional Share Rights subscription settlement date in Chile	September 2, 2019

Other Matters

Further offerings of shares not subscribed

To the extent that Unsubscribed Shares offered in the subsequent rights offering period are not fully subscribed and paid, the Board of Directors has the authority to offer those shares to shareholders or other third parties in Chile in transactions on the Chilean Stock Exchanges on terms and conditions different than in the rights offerings, provided, however, that the offering may not commence until 30 days after the end of the statutory preemptive rights offerings period and that such offer shall not cause us to substantially exceed the US$3.0 billion limit of the capital increase authorized by our shareholders.

Risk factors

See “Risk Factors” on page S-9 of this prospectus supplement and “Risk Factors” beginning on page S-27 of the First Prospectus Supplement for a discussion of certain factors relating to us, our business and investments in our ADSs or shares.

Obtaining information	Georgeson LLC, at 1-800-261-1047 (Stockholders from the U.S. and Canada Call Toll-Free) and +1-781-575-2137 (Stockholders from other countries, Banks and Brokers Call Collect).

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains statements that are or may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These statements appear throughout this prospectus supplement and include statements regarding our intent, belief or current expectations, including but not limited to any statements concerning:

•                  our capital investment program;

•                  trends affecting our financial condition or results from operations;

•                  our dividend policy;

•                  the future impact of competition and regulation;

•                  political and economic conditions in the countries in which our related companies or we operate or may operate in the future;

•                  any statements preceded by, followed by or that include the words “believes,” “expects,” “predicts,” “anticipates,” “intends,” “estimates,” “should,” “may” or similar expressions; and

•                  other statements contained or incorporated by reference in this prospectus supplement regarding matters that are not historical facts.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•                  demographic developments, political events, economic fluctuations and interventionist measures by authorities in the markets in South America where we conduct our businesses;

•                  hydrology, droughts, flooding and other weather conditions;

•                  changes in the environmental regulations and the regulatory framework of the electricity industry in one or more of the countries in which we operate;

•                  our ability to implement proposed capital expenditures, including our ability to arrange financing where required;

•                  the nature and extent of future competition in our principal markets; and

•                  the factors discussed below under “Risk Factors.”

You should not place undue reliance on such statements, which speak only as of the date that they were made. Our independent registered public accounting firm has not examined or compiled the forward-looking statements and, accordingly, does not provide any assurance with respect to such statements. You should consider these cautionary statements together with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to forward-looking statements contained in this prospectus supplement to reflect later events or circumstances or to reflect the occurrence of unanticipated events, except as required by law.

For all these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

RISK FACTORS

The following risk factor updates and supersedes the risk factor “Preemptive ADS Rights, Preemptive Share Rights, Additional ADS Rights or Additional Share Rights that are not exercised prior to the end of the applicable subscription period will expire, and the Preemptive Share Rights and Additional Share Rights will not have any value and the Preemptive ADS Rights and Additional ADS Rights may not have any value.” under the heading “Risk Factors — Risks Related to the Rights Offering” in the First Prospectus Supplement.

Risks Related to the Rights Offerings

Additional ADS Rights or Additional Share Rights that are not exercised prior to the end of the applicable subscription period will expire, and the Additional Share Rights will not have any value and Additional ADS Rights may not have any value.

The Additional ADS Rights subscription period is expected to begin on August 7, 2019 and is expected to expire at 2:15 p.m. (New York City time) on August 23, 2019. The Additional Share Rights subscription period is expected to begin on August 6, 2019 and is expected to expire at 11:59 p.m. (Santiago, Chile time) on August 29, 2019. Any Additional Share Rights that are unexercised at the end of the applicable subscription period will expire valueless without any compensation. With respect to Additional ADS Rights that are unexercised at the end of the applicable subscription periods, the ADS rights agent will attempt to sell in Chile the Additional Share Rights underlying the Additional ADS Rights that expire unexercised and will, to the extent successful, distribute the net sales proceeds after deduction of the applicable fees to the non-exercising holders of the Additional ADS Rights on a pro rata basis. If the Additional Share Rights underlying such unexercised Additional ADS Rights cannot be sold, they will be allowed to expire unexercised, and the Additional Share Rights and the corresponding Additional ADS Rights will have no further value.

SUBSEQUENT RIGHTS OFFERINGS

General

We offered to our common stockholders transferable rights to subscribe for up to 18,729,788,686 new shares of common stock in Chile and outside Chile, including shares of common stock represented by American Depositary Shares, or ADSs. These new shares of common stock were offered in the statutory preemptive rights offerings, pursuant to which we distributed (i) to holders of our ADSs, transferable Preemptive ADS Rights to subscribe for new ADSs at the ADS subscription price of US$8.31 per new ADS (which includes certain fees and expenses), and (ii) to holders of our common stock, transferable Preemptive Share Rights to subscribe for new shares of our common stock at the share subscription price of US$0.162108214203236 per new share.

An aggregate of 18,224,843,129 new shares of our common stock (including 1,258,213,800 new shares in the form of 25,164,276 new ADSs), representing approximately 97.3% of the 18,729,788,686 new shares of common stock offered for subscription in the statutory preemptive rights offerings, were subscribed for by holders of Preemptive Share Rights and Preemptive ADS Rights and 504,945,557 new shares of common stock remained unsubscribed following the statutory preemptive rights offerings. If all of the Unsubscribed Shares were purchased in the subsequent rights offerings, the total gross proceed from the issuances of new shares and ADSs in the statutory preemptive rights offerings and the subsequent rights offerings would be approximately US$3,036 million, which is considered to be within the amount of the capital increase authorized by Enel Américas shareholders.

The new shares of common stock subscribed for in the statutory preemptive rights offerings were issued and delivered upon subscription and payment during the statutory preemptive rights offerings relating to the shares, which expired on July 26, 2019. The new ADSs subscribed for in the statutory preemptive rights offerings were issued and delivered on August 1, 2019.

In connection with the capital increase described in the First Prospectus Supplement, we expect to offer the remaining 504,945,557 Unsubscribed Shares in subsequent rights offerings only to those Subscribing Holders who exercised their Preemptive Share Rights and subscribed for new shares of our common stock in the statutory preemptive rights offerings and who continue to be a holder of record of our common stock as of 11:59 p.m. (Santiago, Chile time) on July 31, 2019. Subscribing Holders will be entitled to receive 0.0277064418840738 new transferrable Additional Share Rights to purchase the Unsubscribed Shares for each new share of our common stock subscribed in the statutory preemptive rights offerings, at the same subscription price of US$0.162108214203236 per new share as in the statutory preemptive rights offerings. One full Additional Share Right is required to subscribe for one new share of our common stock at the share subscription price. We will only accept subscriptions for whole shares of our common stock and will truncate any subscription submitted with respect to fractional rights to the nearest whole number of Additional Share Rights that may be exercised.

Citibank, N.A., as our ADS depositary, will make available to Subscribing ADS Holders who exercised their Preemptive ADS Rights and subscribed for new ADSs in the statutory preemptive rights offerings new transferable Additional ADS Rights to purchase new ADSs. Subscribing ADS Holders will be entitled to receive approximately 0.027706 Preemptive ADS Rights for each new ADS subscribed in statutory preemptive rights offerings, at the same subscription price of US$8.31 per ADS, which includes certain fees as described in this prospectus supplement, as in the statutory preemptive rights offerings. One full Preemptive ADS Right is required to subscribe for one new ADS at the ADS subscription price. We will only accept subscriptions for whole numbers of new ADSs.

Subsequent Rights Offering to Certain Holders of Common Stock

Summary Timetable

The timetable lists some important dates relating to the subsequent rights offering with respect to Additional ADS Rights (the “Subsequent ADS Rights Offering”):

Action	Estimated date

Announcement to shareholders and ADS holders and Enel Américas notice to Citibank, N.A. of distribution ratios for Additional Share Rights and Additional ADS Rights:	July 30, 2019

Distribution by ADS depositary and DTC of Additional ADS Rights to holders of Preemptive ADS Rights who exercised Preemptive ADS Rights:	On or about August 6, 2019

Trading in Additional ADS Rights on the NYSE commences on a “regular way” basis:	August 7, 2019

Additional ADS Rights exercise commencement date — beginning of the period during which Additional ADS Rights holders may subscribe for new shares of common stock in the form of new ADSs:	August 7, 2019

Deadline for sales of Additional ADS Rights through ADS rights agent date — 5:00 p.m. (New York City time):	August 16, 2019

Last day of trading in Additional ADS Rights on the NYSE:	August 20, 2019

Additional ADS Rights expiration date — end of the period during which Additional ADS Rights holders can subscribe for new ADSs, 2:15 p.m. (New York City time):	August 23, 2019

ADS rights agent delivers the subscription price for new ADSs subscribed in the Subsequent ADS Rights Offering to the custodian for the ADS depositary in Chile for payment on or before the Additional Share Rights expiration date:

On or about August 26, 2019

Final Additional Share Rights subscription settlement date in Chile — deposit with the custodian for the ADS depositary of new shares of common stock subscribed by the custodian in the Subsequent ADS Rights Offering and custodian confirms receipt of new shares of common stock to ADS depositary:

September 2, 2019

Distribution by ADS depositary and DTC of new ADSs subscribed and paid for in the Subsequent ADS Rights Offering to holders of Additional ADS Rights who exercise Additional ADS Rights:	On or about September 5, 2019

Subsequent Rights Offering to Subscribing ADS Holders

If you exercise your Preemptive ADS Rights in the statutory preemptive rights offerings, you will be entitled to receive approximately 0.027706 Additional ADS Rights to purchase new ADS for each new

ADS you purchased in the statutory preemptive rights offerings.  The Additional ADS Rights entitle you to purchase a proportionate share of the Unsubscribed Shares (in the form of ADSs), based on the number of new shares of our common stock underlying the new ADSs that you subscribed and paid for in the statutory preemptive rights offerings relative to the total number of new shares (including in the form of ADSs) subscribed and paid for in the statutory preemptive rights offerings. One full Additional ADS Right will entitle you to purchase one new ADS at a subscription price of US$8.31 per ADS, payable in U.S. dollars, the same ADS subscription price payable in the statutory preemptive rights offerings. You will only receive a whole number of Additional ADS Rights.

You may subscribe for all or a portion of the ADSs to which the Additional ADS Rights you receive entitle you, but you may only subscribe for a whole number of new ADSs. You will not receive any fractional Additional ADS Rights. Instead, fractional entitlements to Additional ADS Rights will be aggregated and sold by Citibank, N.A., the ADS depositary, or its nominee. Citibank, N.A. will collect the proceeds from all such sales together with the proceeds from all sales of Additional ADS Rights instructed through Citibank, N.A., as ADS rights agent, and will distribute the net sales proceeds (after deducting applicable fees of up to US$0.20 per whole Additional ADS Right sold and applicable taxes) pro rata to the relevant Additional ADS Right holders or holders entitled to such fractional Additional ADS Rights, as applicable, after the expiration of the Additional ADS Rights exercise period. Neither Citibank, N.A. nor Enel Américas can guarantee the ability of Citibank, N.A. to effectuate such sales or the price at which any Additional ADS Rights will be sold, which will depend on the market price available at the time the Additional ADS Rights are sold. In addition, the net sales proceeds that a selling holder of Additional ADS Rights or holder entitled to such fractional Additional ADS Rights, as applicable, receives may be higher or lower than the net proceeds received from any sale of Additional Share Rights underlying unexercised Additional ADS Rights.

Eligibility to Receive Additional ADS Rights

In order to be eligible to receive Additional ADS Rights pursuant to the subsequent rights offerings, YOU MUST HAVE EXERCISED PREEMPTIVE ADS RIGHTS AND SUBSCRIBED FOR NEW ADSs DURING THE STATUTORY PREEMPTIVE RIGHTS OFFERINGS.  You should check your account to confirm that you were allocated Additional Share Rights or Additional ADS Rights for the subsequent rights offerings if you are eligible.

Additional ADS Rights Exercise Period

Additional ADS Rights may be exercised during the period from August 7, 2019 through 2:15 p.m. (New York City time) on August 23, 2019, which is the Additional ADS Rights expiration date, in accordance with the procedure described under “Rights Offerings—Statutory Preemptive Rights Offering and Subsequent Rights Offering to ADS Holders—Procedure for Exercising Preemptive ADS Rights and Additional ADS Rights” in the First Prospectus Supplement. If you do not exercise your Additional ADS Rights within the Additional ADS Rights exercise period, your Additional ADS Rights will expire and you will have no further rights to purchase ADSs. See “Rights Offerings—Statutory Preemptive Rights Offering and Subsequent Rights Offering to ADS Holders—Unexercised Preemptive ADS Rights and Additional ADS Rights” in the First Prospectus Supplement.

The exercise of your Additional ADS Rights is irrevocable and may not be modified or cancelled.

Additional ADS Rights Certificate

The Additional ADS Rights certificate will state the number of Additional ADS Rights. The ADS rights agent will send the Additional ADS Rights certificate, together with a letter of instructions, to all holders of Preemptive ADS Rights who exercised their Preemptive ADS Rights in the statutory preemptive rights offerings.

Listing and Transfer of Additional ADS Rights

The Additional ADS Rights are expected to be admitted for trading on the NYSE under the symbol “ENIA RT.” The CUSIP number for the Additional ADS Rights is “29274F146.” We expect that trading in the Additional ADS Rights on the NYSE will commence on August 7, 2019, subject to the Additional ADS Rights being “in-the-money” at the commencement of trading, and end after the close of trading on August 20, 2019.

Holders who hold their Additional ADS Rights through DTC or in a brokerage or custodian account with a participant in DTC may transfer their Additional ADS Rights by book-entry transfer through DTC or a DTC participant from and including August 7, 2019 through the close of trading on August 20, 2019. Holders who hold Additional ADS Rights certificates may only transfer their Additional ADS Rights through the ADS rights agent, as described below under “—Sales of Additional ADS Rights Through the ADS Rights Agent.”

Additional ADS Rights may not be exchanged for Additional Share Rights and Additional Share Rights may not be exchanged for Additional ADS Rights.

Sale of Additional ADS Rights Through the ADS Rights Agent

If you hold an Additional ADS Rights certificate and would like to sell all or a portion of your Additional ADS Rights, you will need to deliver your Additional ADS Rights certificate to the ADS rights agent before 5:00 p.m. (New York City time) on August 16, 2019, at one of the addresses listed under “Rights Offerings—Statutory Preemptive Rights Offering and Subsequent Rights Offering to ADS Holders—Procedure for Exercising Preemptive ADS Rights and Additional ADS Rights—Subscription by Registered Holders” in the First Prospectus Supplement and indicate on the Additional ADS Rights certificate that you wish your Additional ADS Rights to be sold. If you hold your Additional ADS Rights in a brokerage or custodian account and would like to sell all or a portion of your Additional ADS Rights through the ADS rights agent, you will need to timely instruct your broker or custodian to deliver your Additional ADS Rights together with sale instructions to the ADS rights agent before 5:00 p.m. (New York City time) on August 16, 2019.

At least once every week during the period when Additional ADS Rights are traded on the NYSE, the ADS rights agent will aggregate the Additional ADS Rights delivered to it with instructions to sell and will arrange for their sale on the NYSE through a broker appointed by the ADS rights agent for such purpose. The ADS rights agent will collect the proceeds from all such sales together with the proceeds from all sales of fractional entitlements to Additional ADS Rights, as applicable, during the Additional ADS Rights exercise period and will distribute to the holders of Additional ADS Rights, as applicable, who have instructed such sales (or their agents) and the holders entitled to such fractional Additional ADS Rights the net sales proceeds (after deducting applicable fees of up to US$0.20 per whole ADS Right sold and applicable taxes) pro rata after the expiration of the Additional ADS Rights exercise period. The net sales proceeds that a holder is entitled to for its Additional ADS Rights (or fractional interest therein) sold will be calculated on the basis of the number of Additional ADS Rights sold and the net weighted-average sale price per Additional ADS Rights for all Additional ADS Rights sold on behalf of all selling holders of Additional ADS Rights and the holders entitled to such fractional Additional ADS Rights. Neither the ADS rights agent nor we can guarantee the ability of the ADS rights agent to effectuate such sales or the price at which any Additional ADS Rights will be sold, which will depend on the market prices available at the time the Additional ADS Rights are sold. In addition, the net sales proceeds that a selling holder receives may be higher or lower than the net proceeds received from any sale of Additional Share Rights underlying unexercised Additional ADS Rights. See “—Unexercised Additional ADS Rights” in this prospectus supplement.

Unexercised Additional ADS Rights

Additional ADS Rights that are not exercised by 2:15 p.m. (New York City time) on August 23, 2019 will expire and will have no further rights to purchase ADSs. Holders of ADSs who transfer or do not exercise their Additional ADS Rights will have their percentage ownership interest in us diluted, and holders of ADSs who did not exercise their Preemptive ADS Rights will have their percentage ownership interest in us further diluted.

Under the Deposit Agreement for the ADSs, if the Additional Share Rights underlying unexercised Additional ADS Rights, following the end of the Additional ADS Rights subscription period are not exercised and appear to be about to lapse, the Depositary in its discretion may sell Additional Share Rights in a public or private sale, at such place or places and upon such terms as it may deem proper and may allocate the proceeds (net of all fees and expenses of the Depositary) of any such sale for the accounts of the holders of the unexercised Additional ADS Rights or if the Depositary may not dispose of such Additional Share Rights and make the net proceeds available to such holders, the Depositary will allow such share rights to lapse.

To the extent that any Additional ADS Rights expire unexercised, the ADS rights agent will attempt to sell the Additional Share Rights underlying the unexercised Additional ADS Rights on the Chilean Stock Exchanges, and to the extent a premium can be recognized over the cost of any such sale, to convert such premium from Chilean pesos into U.S. dollars and distribute the net sales proceeds after deduction of all applicable fees to the applicable holders of the unexercised Additional ADS Rights on a pro rata basis. If the Additional Share Rights underlying such unexercised Additional ADS Rights cannot be sold, they will be allowed to expire unexercised, and the Additional Share Rights and the Additional ADS Rights will have no further value.

Neither the ADS rights agent nor Enel Américas can guarantee the ability of the ADS rights agent to effectuate such sales or the price at which any Additional Share Rights will be sold, which will depend on the market price available at the time the Additional Share Rights are sold. In addition, the net sales proceeds that a holder of unexercised Additional ADS Rights receives as a result of sales of the underlying Additional Share Rights may be higher or lower than the net proceeds received from any sale of Additional ADS Rights the ADS rights agent is directed to sell as described under “Rights Offerings—Statutory Preemptive Rights Offering and Subsequent Rights Offering to ADS Holders—Sale of Preemptive ADS Rights and Additional ADS Rights through the ADS Rights Agent” in the First Prospectus Supplement.

Subsequent Rights Offering to Certain Holders of Common Stock

Summary Timetable

The timetable lists some important dates relating to the subsequent rights offering with respect to Additional Share Rights (the “Subsequent Share Rights Offering”):

Action	Estimated date

Announcement to shareholders and ADS holders and Enel Américas notice to Citibank, N.A. of distribution ratios for Additional Share Rights and Additional ADS Rights:	July 30, 2019

Common stock record date (Subsequent Share Rights Offering) — 11:59 p.m. (Santiago, Chile time):	July 31, 2019

Publication of notice and letter to shareholders in Chile of Subsequent Share Rights Offering:	July 31, 2019

Publication of notice to shareholders in Chile announcing the launch of Subsequent Share Rights Offering:	August 6, 2019

Additional Share Rights exercise commencement date — beginning of the period during which Additional Share Rights holders may subscribe for new shares of common stock:	August 6, 2019

Trading of Additional Share Rights on the Chilean Stock Exchanges commences:	August 6, 2019

Last day of trading of Additional Share Rights on the Chilean Stock Exchanges:	August 29, 2019

Additional Share Rights expiration date — end of the 24-calendar-day period during which Additional Share Rights holders may subscribe for new shares of common stock, 11:59 p.m. (Santiago, Chile time):

August 29, 2019

Final Additional Share Rights subscription settlement date in Chile:	September 2, 2019

Subsequent Rights Offering to Subscribing Holders

Additional Share Rights

If you exercise your Preemptive Share Rights in the statutory preemptive rights offerings, you will be entitled to receive 0.0277064418840738 Additional Share Rights to purchase new shares of common stock for each new share of our common stock that you purchased in statutory preemptive rights offerings.  The Additional Share Rights entitle you to purchase a proportionate share of the 504,945,557 Unsubscribed Shares, based on the number of new shares of our common stock that you subscribed and paid for in the statutory preemptive rights offerings relative to the total number of new shares subscribed and paid for in the statutory preemptive rights offerings. One full Additional Share Right will entitle you to subscribe for one new share of our common stock at a subscription price of US$0.162108214203236 per share, the same share subscription price payable in the statutory preemptive rights offerings. One full Additional Share Right is required to subscribe for one new share of our common stock at the share subscription price. However, we will accept subscriptions for whole shares only and will not issue fractional shares or cash in lieu of fractional shares. Accordingly, we will truncate any subscription submitted for fractional shares to the nearest whole number of shares and holders of Additional Share Rights will lose the value of any Additional Share Rights held by them in excess of the highest multiple of Additional Share Rights that will entitle them to whole new shares, unless they sell such fractional Additional Share Rights.

Additional Share Rights will be registered in book-entry form at the Chilean clearing system, the Depósito Central de Valores S.A. Depósito de Valores (the “DCV”), in an account in the shareholder’s or its nominee’s name. If you were a common stockholder of record on the Additional Share Rights record date described below, you should receive from the broker or custodian through which you hold your common stock a written confirmation of the issuance of Additional Share Rights. Additional Share Rights will be entered into stockholders’ book-entry accounts upon the commencement of the subsequent rights offering.

Eligibility to Receive Additional Share Rights

In order to be eligible to receive Additional Share Rights pursuant to the subsequent rights offerings, YOU MUST HAVE EXERCISED PREEMPTIVE SHARE RIGHTS AND SUBSCRIBED FOR NEW SHARES DURING THE STATUTORY PREEMPTIVE RIGHTS OFFERINGS AND HOLD SHARES OF COMMON STOCK OF RECORD ON THE ADDITIONAL SHARE RIGHTS RECORD DATE (DESCRIBED BELOW).  You should check your account to confirm that you were allocated Additional Share Rights for the subsequent rights offerings if you are eligible.

Additional Share Rights Exercise Period

Additional Share Rights may be exercised during the 24-calendar-day period, which will commence on August 6, 2019 and continue until 11:59 p.m. (Santiago, Chile time) on August 29, 2019, which is the Additional Share Rights expiration date, in accordance with the procedure described under “Rights Offerings—Statutory Preemptive Rights Offering and Subsequent Rights Offering to Holders of Common Stock—Procedure for Exercising Preemptive Share Rights and Subsequent Share Rights” in the First Prospectus Supplement. Following the Additional Share Rights expiration date, the Additional Share Rights will expire and common stockholders will have no further rights.

The exercise of your Additional Share Rights is irrevocable and may not be modified or cancelled.

Additional Share Rights Record Date

The record date for the determination of our common stockholders entitled to receive Additional Share Rights will be 11:59 p.m. (Santiago, Chile time) on July 31, 2019, the fifth Chilean business day immediately preceding the commencement of the subsequent share rights offering with respect to shares in Chile (the “Additional Share Rights record date”). Subscribing Holders who continue to hold any shares of our common stock of record at 11:59 p.m. (Santiago, Chile time) on the Additional Share Rights record date will be entitled to receive Additional Share Rights.

Listing and Transfer of Additional Share Rights

Additional Share Rights will be transferable and will trade on the Chilean Stock Exchanges starting upon the commencement of the subsequent rights offering on August 6, 2019 and ending after the close of trading on August 29, 2019. Additional Share Rights will not be listed on any stock exchange in the United States. If you transfer or sell your Additional Share Rights, you will have no further rights to purchase new shares of common stock in the subsequent rights offering with respect to the Additional Share Rights transferred or sold.

USE OF PROCEEDS

The net cash proceeds from the rights offerings, assuming exercise in full of the Preemptive Share Rights, Preemptive ADS Rights, Additional Share Rights and Additional ADS Rights are estimated to be approximately US$3,014 million, based on an exercise price of US$0.162108214203236 per share (US$8.11 per ADS), after deducting expenses of the offerings of approximately US$22 million. We expect to use (i) approximately US$2.6 billion of the net proceeds from the rights offerings to enable Enel Brasil S.A. (“Enel Brasil”) to repay a short-term loan provided in July 2019 by lenders in Brazil for the refinancing of a loan previously provided by Enel Finance International N.V. to Enel Brasil of R$10 billion (including accrued interest) (the “EFI Loan”), which replaced Enel Brasil’s debt with banks incurred in connection with the acquisition of Enel Distribution Sao Paulo, and (ii) the remainder of the net proceeds for the restructuring of pension fund liabilities of Enel Distribution Sao Paulo. The funds to be used for the restructuring of Enel Distribution Sao Paulo’s pension fund liabilities will be temporarily held in cash and cash equivalents pending such use. The consequent improvement of the equity structure of the Company will allow it to take advantage of investment opportunities through mergers and acquisitions and purchases of minority interests.

CAPITALIZATION

The following table sets forth information concerning our cash and cash equivalents, liabilities, and shareholders’ equity as of December 31, 2018, on an actual basis, and as adjusted to give effect to the sale of the shares of common stock and ADSs offered hereby.  It assumes exercise in full of all Preemptive Share Rights, Preemptive ADS Rights, Additional Share Rights and Additional ADS Rights and the application of approximately US$ 2.6 billion of the net proceeds to enable Enel Brasil to repay a short-term loan provided by lenders in Brazil for the refinancing of the EFI Loan as described under “Use of Proceeds” in this prospectus supplement.  The remaining amount of the net proceeds will be used to restructure the pension fund liabilities of Enel Distribution Sao Paulo but will be temporarily held in cash and cash equivalents pending such use.  In the table below, we are assuming that we will receive a total of US$ 3.036 billion in proceeds, before deducting expenses of the offerings of approximately US$22 million, although we cannot give any assurance that we will receive that exact amount nor that all the rights will be exercised.

You should read this table in conjunction with “Enel Américas Selected Historical Financial Information” in the First Prospectus Supplement and our consolidated financial statements and related notes incorporated in the First Prospectus Supplement by reference from the 2018 Form 20-F.

	As of December 31, 2018
	Actual		As Adjusted
	(US$ thousands)
Cash and cash equivalents	$1,904,285		$2,323,697
Current Liabilities:
Short-term debt (1)	1,648,099		1,648,099
Current accounts payable to related parties	2,996,668	(2)	401,827
Other current liabilities	5,005,989		5,005,989
Total Current Liabilities	9,650,756		7,055,915
Non-Current Liabilities:
Long-term debt (1)	4,621,868		4,621,868
Other non-current liabilities	4,291,832		4,291,832
Total Non-Current Liabilities	8,913,700		8,913,700
Total Liabilities	18,564,456		15,969,615

Shareholders’ Equity:
Issued capital	6,763,204		9,777,457	(3)
Retained earnings	4,841,687		4,841,687
Other reserves	(4,880,883)		(4,880,883)
Equity attributable to shareholders of Enel Américas	6,724,008		9,738,261
Non-controlling interests	2,107,892		2,107,892
Total Shareholders’ Equity	8,831,900		11,846,153
Total Liabilities and Shareholders’ Equity	$27,396,356		$27,815,768
Number of shares of common stock	57,452,642		76,182,430

(1)         Includes interest rate and exchange rate hedging derivatives associated with short-term and long-term debt.

(2)         Actual column includes the EFI Loan amount.

(3)         Excludes offering expenses of approximately US$22 million, which will be capitalized.